As filed with the Securities and Exchange Commission on September 28, 2010

Registration No. 333-107289

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Knight Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3689303
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

545 Washington Boulevard

Jersey City, New Jersey 07310

(Address of principal executive offices and zip code)

KNIGHT CAPITAL GROUP, INC.

2003 EQUITY INCENTIVE PLAN

(Full title of the plan)

Andrew M. Greenstein, Esq.

Managing Director, Deputy General Counsel and Assistant Secretary

Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Michael A. Katz, Esq.

Sullivan & Cromwell LLP

125 Broad St.

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Knight Capital Group, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 24, 2003 (Registration No. 333-107289) (the “2003 Registration Statement”), pursuant to which the Registrant registered 10,000,000 shares of the Registrant’s Class A common stock, $0.01 par value per share (the “Common Stock”) for issuance pursuant to the Knight Capital Group, Inc. 2003 Equity Incentive Plan (the “2003 Plan”).

On May 12, 2010, at the 2010 Annual Meeting of Stockholders of the Registrant, the Registrant’s stockholders approved the Knight Capital Group, Inc. 2010 Equity Incentive Plan (the “2010 Plan”), which the Registrant’s Board of Directors had previously approved, subject to such stockholder approval. The 2010 Plan provides, among other things, that a maximum of 10,580,044 shares of Common Stock is reserved for issuance under the 2010 Plan (subject to equitable adjustment in the event of a change in the Registrant’s capitalization), which includes 3,077,113 shares of the Registrant’s Common Stock that are authorized to be issued under the 2003 Plan and that, as of April 1, 2010, have not been issued and are not subject to outstanding awards granted under the 2003 Plan (the “Unused 2003 Plan Shares”). Upon stockholder approval of the 2010 Plan, the 2010 Plan replaced the 2003 Plan and certain other of the Registrant’s equity-based compensation plans and no additional awards will be made under the 2003 Plan or such other plans. Therefore, in accordance with the undertaking contained in the 2003 Registration Statement, the Unused 2003 Plan Shares, which were previously registered under the 2003 Registration Statement, but not issued under the 2003 Plan, are hereby deregistered. The 2003 Registration Statement will remain in effect, however, to cover the potential issuance of shares of Common Stock pursuant to outstanding awards granted under the 2003 Plan prior to April 1, 2010.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register 10,580,044 shares of Common Stock for offer or sale pursuant to the 2010 Plan, including the Unused 2003 Plan Shares and the unused shares from the Registrant’s other equity-based compensation plans replaced by the 2010 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the 2003 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on September 28, 2010.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Thomas M. Joyce
Name:	Thomas M. Joyce
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint each of Thomas M. Joyce and Steven Bisgay, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, including any registration statement or post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, with the SEC, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed as of the 28th day of September, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Thomas M. Joyce
Thomas M. Joyce	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Steven Bisgay
Steven Bisgay	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ William L. Bolster
William L. Bolster	Director

/s/ James W. Lewis
James W. Lewis	Director

/s/ Thomas C. Lockburner
Thomas C. Lockburner	Director

/s/ James T. Milde
James T. Milde	Director

/s/ Christopher C. Quick
Christopher C. Quick	Director

/s/ Laurie M. Shahon
Laurie M. Shahon	Director

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